~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~

Zion Oil & Gas Newsletter

Wednesday, August 1, 2012

~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~

Dear Shareholder and/or Friend of Zion…

Here is an update regarding events during July 2012.

Asher-Menashe License Area - Rig at Elijah #3 Wellsite on July 30, 2012

Operations

(i) Asher-Menashe License Area

In June 2012, we contracted with Lapidoth Israel Oil Prospectors Corp. Ltd. (Lapidoth) to re-enter the existing wellbore of our Elijah #3 well in our Asher-Menashe License area (using their Franks 750 drilling rig), partially drill out the existing plug, acquire electric log data via wireline, acquire vertical seismic profile (VSP) data and, possibly, seek sidewall core samples. Where appropriate, this work will be assisted by Baker Hughes and the Geophysical Institute of Israel. The primary purpose of this effort is to obtain additional geologic and geophysical data to better understand the hydrocarbon potential of a shallower zone through which we drilled while drilling the Elijah #3 well in 2009/2010.

The Franks 750 drilling rig was mobilized on July 15, 2012 and as I write, operations are underway with our petroleum engineering consultant, Ken Smith, living on-site. His supervision began by holding safety meetings and conducting appropriate equipment tests, including testing the blow out preventers. After that, the mud was circulated and the hole was conditioned. On July 26, 2012, we were partially drilling out the existing cement plug cement at approximately 9,150 feet depth. This was the cement plug that we put in place when we temporarily suspended the Elijah #3 well in 2010.

In the last few days, we have obtained wireline logs for geologic information and a VSP. In Texas, we have already obtained a formation evaluation log of our wireline logs and based on the initial evaluation by our consultants, NuTech, and by our own exploration staff, we have decided to seek to obtain sidewall core samples. As I write, we are arranging to obtain sidewall core samples this week.

(ii) Joseph License Area

During April / May 2012, we reprocessed approximately 225 kilometers of 2-D seismic data in this license area and have been reinterpreting and incorporating the reprocessed data into our database. In June of 2012, we authorized the Geophysical Institute of Israel (GII) to acquire approximately 20 kilometers of 2-D seismic data in the southern section of this license area. GII plans to acquire the data in September 2012. The reason for the delay is the availability of seismic equipment and work crews, caused by GII working in Ethiopia, Africa.

(iii) Jordan Valley License Area

We continue to make good progress with our geological and geophysical exploration work in this license area. This exploration work will soon mature and we will update you as soon as appropriate.

Publicly Traded Warrants

On June 6, 2012, we temporarily reduced the exercise price of all of Zion Oil's outstanding publicly traded warrants quoted under the symbols "ZNWAL", "ZNWAW" and "ZNWAZ" until 5:00 p.m. eastern time on August 15, 2012 (the "Expiration Time"). The temporarily reduced exercise price is $1.75.

If you hold Zion Oil warrants and wish to exercise them at the temporarily reduced price of $1.75, you only have approximately 14 days left in which to do so, as there will not be any time extension.

Please note that the $1.75 exercise price on ZNWAL warrants will be available until August 15, 2012, but after that date, the ZNWAL warrants will expire with no value.

The $1.75 exercise price on ZNWAW and ZNWAZ warrants will be available until August 15, 2012, but please note that after August 15, 2012 and through December 31, 2012:

(i) the ZNWAW warrants will only be exercisable at the original exercise price of $7.00 per warrant, and

(ii) the ZNWAZ warrants will only be exercisable at the original exercise price of $4.00 per warrant.

After December 31, 2012, both ZNWAW and ZNWAZ warrants will expire with no value.

For further details, please click here. http://www.zionoil.com/investor-center

Please note that all the cash raised from exercising warrants will go towards funding our exploration work in Israel, as no third party is involved.

General News

On Monday, July 16, 2012, I attended a meeting at the U.S. Chamber of Commerce in Washington D.C., concerning US-Israel Energy Cooperation. Shaul Zemach, Director General of Israel’s Ministry of Energy and Water Resources was visiting the U.S.A. and presented the meeting with Israel's current energy strategy to ensure development and competition and also maximize the economic and political benefits for Israel and ensure Israel's energy security. It was interesting to note that a number of major US corporations sent representatives to the meeting, including: Exxon Mobil, ConocoPhillips, Halliburton, Caterpillar and Noble Energy.

The next evening, I attended the Night to Honor Israel at the Annual Washington-Israel Summit of Christians United for Israel (CUFI). It is always wonderful to see the tremendous support for Israel that CUFI brings out.

As previously announced, we are sponsoring Daystar TV's 'Refreshing Times Conference' to be held in November 2012 in Fort Worth, Texas. As per their website, Daystar Television Network covers the entire footprint of the world, reaching over 200 countries and 680 million households globally.

For details regarding Daystar TV's 'Refreshing Times Conference', please click here. http://www.daystar.com/rtc/

To watch the film about Zion Oil & Gas, please click on the Sponsor link on the above web page, or click here. http://www.daystar.com/rtc/sponsor-zion-oil-gas/

"In your good pleasure, make Zion prosper..."

Psalm 51:18

Shalom from Israel.

Richard Rinberg

CEO of Zion Oil & Gas, Inc.

www.zionoil.com

FORWARD LOOKING STATEMENTS: Statements in this communication that are not historical fact, including statements regarding Zion's planned operations, its ability to successfully negotiate definitive agreements with respect to the MoU and establish its drilling subsidiary, impact of new regulations on exploratory drilling operations, the sufficiency of cash reserves, ability to raise additional capital, timing and potential results thereof and plans contingent thereon are forward-looking statements as defined in the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on assumptions that are subject to significant known and unknown risks, uncertainties and other unpredictable factors, many of which are described in Zion's periodic reports filed with the SEC and are beyond Zion's control. These risks could cause Zion's actual performance to differ materially from the results predicted by these forward-looking statements. Zion can give no assurance that the expectations reflected in these statements will prove to be correct and assumes no responsibility to update these statements.

Contact Information:

~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~

More information about Zion is available at www.zionoil.com

or by contacting Brittany Russell (dallas@zionoil.com)

Zion Oil & Gas, Inc.

6510 Abrams Rd., Suite 300

Dallas, TX 75231

Tel: 1-214-221-4610 or 1-888-891-9466